INVESTMENT AGREEMENT

dated as of December 9, 2010

between

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

and

SAVITR CAPITAL LLC

TABLE OF CONTENTS

PAGE

ARTICLE 1 Definitions	1

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretative Provisions	11

ARTICLE 2 Issuance And Purchase Of Purchased Shares and Warrants	11

Section 2.01.	Issuance and Purchases	11
Section 2.02.	Closing.	11

ARTICLE 3 Representations And Warranties Of The Company	12

Section 3.01.	Bankruptcy Court Orders	12
Section 3.02.	Capitalization; Securities.	12
Section 3.03.	Financial Advisors and Brokers	13
Section 3.04.	Controls	13
Section 3.05.	Corporate Existence; Compliance with Law	13
Section 3.06.	Corporate Power, Authorization, Enforceable Obligations	14
Section 3.07.	Financial Statements and Reports.	14
Section 3.08.	Ownership of Property; Real Estate; Liens.	15
Section 3.09.	Labor Matters.	16
Section 3.10.	Ventures, Subsidiaries and Affiliates; Outstanding Equity Securities and Indebtedness	16
Section 3.11.	Taxes.	17
Section 3.12.	ERISA.	19
Section 3.13.	No Litigation	20
Section 3.14.	Intellectual Property.	21
Section 3.15.	Environmental Matters.	22
Section 3.16.	Insurance	23
Section 3.17.	Contracts.	23
Section 3.18.	Business	24
Section 3.19.	Anti-Terrorism Laws.	24
Section 3.20.	Exemption from Registration	25
Section 3.21.	Disclaimer of Other Representations and Warranties	25

ARTICLE 4 Representations And Warranties Of The Investor	25

Section 4.01.	Organization	26
Section 4.02.	Authorization of Agreements	26
Section 4.03.	Consents; No Conflicts	26
Section 4.04.	Financial Advisors and Brokers	26
Section 4.05.	Ownership of Equity Securities; Purpose of Investment	26
Section 4.06.	Financing	27
Section 4.07.	Disclaimer of Other Representations and Warranties	27

ARTICLE 5 Pre-Closing Covenants	27

Section 5.01.	Conduct of Business	27
Section 5.02.	Bankruptcy Filings, Covenants and Agreements.	27
Section 5.03.	Alternative Transactions.	29
Section 5.04.	Accounting Policies	29
Section 5.05.	Postpetition Transactions and Settlements	29
Section 5.06.	Taxes	30
Section 5.07.	No Title IV Liability	30
Section 5.08.	Claims	30

ARTICLE 6 Additional Covenants	30

Section 6.01.	Information Rights and Access.	30
Section 6.02.	Company Reports; Financial Statements.	31
Section 6.03.	Publicity	31
Section 6.04.	Tax Contests	32
Section 6.05.	Transaction Court Documents.	32
Section 6.06.	Director and Officer Liability and Indemnification	33
Section 6.07.	Clinical Trial Executory Contracts	34
Section 6.08.	Interim Financing	34

ARTICLE 7 Conditions	34

Section 7.01.	Conditions to Both the Investor's and the Company's Obligations	34
Section 7.02.	Conditions to the Investor’s Obligations	35
Section 7.03.	Conditions to the Company’s Obligations	37

ARTICLE 8 Termination	38

Section 8.01.	Termination of Agreement	38
Section 8.02.	Effect of Termination.	40

ARTICLE 9 Miscellaneous	41

Section 9.01.	Survival	41
Section 9.02.	Specific Performance	41
Section 9.03.	Notices	41
Section 9.04.	Entire Agreement; Amendment.	42
Section 9.05.	Counterparts	43
Section 9.06.	Governing Law; Jurisdiction	43
Section 9.07.	Successors and Assigns	43
Section 9.08.	Third-Party Beneficiaries	44
Section 9.09.	Binding Effect	44
Section 9.10.	Company Disclosure Schedules.	44

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of December 9, 2010, by and among Savitr Capital LLC, a Delaware limited liability company (the “Investor”) and Molecular Insight Pharmaceuticals, a Massachusetts corporation (the “Company”) and its successors, including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code.

W I T N E S S E T H:

WHEREAS, on December 9, 2010, the Company will file a voluntary petition commencing a case (the “Case”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”);

WHEREAS, pursuant to the Plan (as defined below), the Company intends to issue to the Investor One Hundred Million (100,000,000) shares of the common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Purchased Shares”), representing the Designated Percentage of the total equity capital of the Company on a Fully Diluted Basis (the issuance of the Purchased Shares, the “Investment”) in exchange for the Investment Price (as defined below);

WHEREAS, the parties intend that the transactions contemplated hereby will be implemented by, and take effect on the Effective Date (or such other time as provided in Section 2.02), subject to the satisfaction of the conditions set forth herein; and

WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Company, subject to Bankruptcy Court approval of this Investment Agreement:

ARTICLE 1

Definitions

Section 1.01. Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that when used with respect to the Company, “Affiliate” shall not include the Investor or any Affiliate of the Investor.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” means any acquisition or other sale or purchase transaction, refinancing, recapitalization or other extraordinary transaction.

“Amended and Restated Indenture” means an Amended and Restated Indenture, by and among the Company, the subsidiary guarantors party from time to time thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Collateral Agent, in form and substance acceptable to the Investor, and having the following terms. The Amended and Restated Indenture will provide for (i) senior secured notes in an aggregate principal amount of 90,000,000, (ii) accrual and payment of interest at a rate of 6% per annum, payable in kind during the first 24 months after the issuance of the notes, either payable in kind or in cash (at the option of the Company) during the next 24 months and payable in cash for the final 24 months, (iii) repayment of 50% of the outstanding principal amount on the fifth anniversary and repayment of the balance on the sixth anniversary, (iv) no mandatory early  redemption provisions and no limitations on indebtedness, liens, fundamental changes, restricted payments, affiliated transactions, dispositions, investments, changes in the nature of business, no limits on executive compensation, no financial or working capital covenants and no board observer rights for the  note holders, and (v) any other provisions upon which the Company and the Investor may mutually agree.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.19 hereof.

“Approvals” has the meaning set forth in Section 7.02(g) hereof.

“Articles of Organization” means the Articles of Organization of the Company, as amended from time to time (including with respect to periods following the Effective Date, of the reorganized Company).

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“BioMedica” means BioMedica Life Sciences, S.A.

“Board” means the board of directors of the Company (including, with respect to periods following the Effective Date, the reorganized Company).

“Books and Records” means any books and records of the Company relating to periods prior to the Closing.

“Bondholders” means the holders of the Senior Secured Floating Rate Bonds due 2012  issued by the Company pursuant to the terms of the Indenture.

“Business” shall mean the research, development and, upon receipt of all necessary governmental approvals and authorizations, distribution, marketing, sale, license or other commercial exploitation of the Primary Products and any other biopharmaceutical product candidates developed by the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions of the State of New York are authorized by law or executive order to close.

“By-Laws” means the by-laws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the by-laws of the reorganized Company).

“Cash Collateral Order” means an order entered by the Bankruptcy Court authorizing the Company to use cash collateral on a final (as opposed to interim) basis pursuant to sections 361 and 363 of the Bankruptcy Code, which order shall be acceptable to the Investor and shall contain a cash budget that is similar in all material respects to the budget attached hereto as Exhibit A.

“Case” has the meaning set forth in the recitals hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statute or statutes thereto.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Common Stock” has the meaning set forth in the recitals hereto.

“Closing” means the closing of the sale and purchase of the Purchased Shares pursuant to Section 2.01 hereof.

“Closing Date” has the meaning set forth in Section 2.02(a) hereof.

“Company” has the meaning set forth in the preamble hereto.

“Company Disclosure Schedules” has the meaning set forth in ARTICLE 3.

“Confirmation Date” means the date on which the Plan is confirmed.

“Confirmation Order” means the order confirming the Plan, in form and substance satisfactory to the Investor in its sole discretion.

“Contracts” means all contracts now owned or hereafter acquired by the Company including all contracts, undertakings, or agreements in or under which the Company may now or hereafter have any right, title or interest.

“Designated Percentage” means 90%.

“Disclosure Statement” means a disclosure statement with respect to the Plan, reasonably satisfactory in form and substance to the Investor, subject to Section 6.05 hereof.

“D&O Insurance Policies” has the meaning set forth in Section 6.06(b) hereof.

“Effective Date” means the effective date of the Plan.

“Employee Plans” has the meaning ascribed to it in Section 3.12(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, now or hereafter in effect, relating to pollution and the protection of the environment or the release of any materials into the environment, including those (i) related to hazardous substances or wastes, air emissions and discharges to waste or public and (ii) governing any radioactive materials licenses issued to the Company or its Subsidiaries by the Massachusetts Department of Public Health and the State of Texas.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, Environmental Laws or Environmental Permits, in each case, in connection with, or otherwise related to, any Release or threatened Release or presence of a Hazardous Material (whether on, at, in, under, from or about or in the vicinity of any real or personal property) or any environmental matter or any Hazardous Material exposure.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Entity under any Environmental Laws.

“Equity Securities” means (i) capital stock of, or other equity interests in, any Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.12(a) hereof.

“Executive Order” has the meaning set forth in Section 3.19(a) hereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” mean all reasonable, actual and documented out-of-pocket fees and expenses in an aggregate amount not to exceed $700,000 incurred by or on behalf of the Investor in connection with the due diligence, negotiation, preparation, execution, delivery and court approval of the Term Sheet, the Transaction Documents and the Transaction Court Documents and the transactions contemplated thereby and in connection with the exercise of any rights and remedies thereunder, including, but not limited to, reasonable, actual and documented fees and expenses of its legal counsel and the third-party consultants that are engaged by the Investor to assist in such  transactions.

“Financial Statements” has the meaning ascribed to it in Section 3.07(a).

“Fully Diluted Basis” means the number of shares of Common Stock, without duplication, which are issued and outstanding or owned or held, as applicable, at the date of determination (including, on the Closing Date, all shares of Common Stock issued to the Bondholders under the Plan), and shall not include shares of Common Stock that are reserved for issuance under any management incentive plan.

“GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

“Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (ii) all obligations of such Person to pay amounts evidenced by bonds, debentures, notes or similar instruments (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (iii) all obligations of others, of the types set forth in clauses (i)-(ii) above that are secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but only to the extent so secured; (iv) all unreimbursed reimbursement obligations of such Person under letters of credit issued for the account of such Person; (v) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations, in each case, to pay the deferred purchase price for property or services, to the extent of the unpaid purchase price (other than trade payables and customary reservations or retentions of title under Contracts with suppliers, in each case, in the ordinary course of business); (vi) all net monetary obligations of such Person in respect of interest rate, equity and currency swap and other derivative transaction obligations; and (vii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vi) above, to the extent of the maximum amount for which such Person may be liable pursuant to such guarantee.

“Indenture” means that certain Indenture, dated as of November 16, 2007, by and among the Company, the subsidiary guarantors party from time to time thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Collateral Agent.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of the foregoing, any extension, modification or renewal of any such registration, (ii) Patents, (iii) trade secrets, (iv) copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, and (v) any similar intellectual property or proprietary rights.

“Intellectual Property Recording Office” means, as appropriate, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency of the United States, any state thereof, or any other country or political subdivision thereof.

“Investment” has the meaning set forth in the recitals hereto.

“Investment Motion” means the motion, as amended from time to time, filed by the Company in the Bankruptcy Court seeking entry of the Investment Order.

“Investment Order” means the order entered by the Bankruptcy Court in form and substance satisfactory to the Investor in its sole discretion, subject to Section 6.05 hereof.

“Investment Price” has the meaning set forth in Section 2.01 hereof.

“Investor” has the meaning set forth in the preamble hereto.

“Investor Disclosure Schedules” has the meaning set forth in ARTICLE 4.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Knowledge” means the actual knowledge of the executive officers listed on Schedule 1.01(a).

“Law” means any law, treaty, statute, ordinance, code, principle of common law, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means any change, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the Investment or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include, either alone or in combination, any changes, effects, occurrences or developments: (i) resulting from general economic or business conditions in the United States or any other country in which the Company and its Subsidiaries have operations, or the worldwide economy taken as a whole; (ii) affecting the Company in the industry or the markets where the Company operates (except to the extent such change, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries relative to other participants in such industry or markets, taken as a whole); (iii) resulting from any changes (or proposed or prospective changes) in any Law or in GAAP or any foreign generally accepted accounting principles; (iv) in securities markets, interest rates, regulatory or political conditions, including resulting or arising from acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (v) resulting from any delisting of the Company’s Equity Securities from NASDAQ; (vi) resulting from the negotiation, announcement or performance of this Agreement, or the transactions contemplated hereby, including by reason of the identity of the Company, or the Investor or any communication by the Company or the Investor of any plans or intentions regarding the operation of the Company’s business, including the Investment, prior to or following the Closing; (vii) resulting from any act or omission of the Company required or contemplated by the terms of this Agreement, or otherwise taken with the prior consent of the Investor; (viii) resulting from the filing of the Case (or any other bankruptcy, insolvency or similar proceeding filed by any Subsidiary of the Company) or from any action approved by the Bankruptcy Court (or any other court in connection with any such other proceedings); (ix) that have been disclosed by the Company in the SEC Reports, including, but not limited to the Company’s defaults under the terms of the Indenture; (x) resulting from the resignation or other termination of Daniel L. Peters as Chief Executive Officer of the Company or Charles H. Abdalian, Jr. as Chief Financial Officer of the Company; (xi) resulting or arising from the Onalta/Europe Dispute; or (xii) arising from the events listed on Schedule 7.02(h).

“Material Contract” has the meaning ascribed to it in Section 3.17(a).

“Material Real Estate Contracts” means (for purposes of the Agreement only) any lease, usufruct, use agreement, license, permit or other occupancy or facility use agreement under which a Company is a tenant, sub-tenant, permittee, licensee or counterparty relating to major facilities required for a Company’s operations, the loss of which would result in a Material Adverse Effect.

“NASDAQ” means The NASDAQ Stock Market.

“Non-Material Subsidiary” means, at any time, any Subsidiary or group of Subsidiaries of the Company having assets in an amount lower than 2.5%, on an individual basis, or 5%, taken together as a group, of the amount of total consolidated assets of the Company and its Subsidiaries or revenues in an amount lower than 2.5%, on an individual basis, or 5%, taken together as a group, of the amount of total consolidated revenues of the Company and its Subsidiaries, in each case, for the most recently completed four fiscal quarters of the Company or, if fewer than four consecutive fiscal quarters of the Company has been completed since the date hereof, the fiscal quarters of the Company that have been completed since the date hereof.

“Onalta/Europe Dispute” means the disputes between the Company and BioMedica relating to BioMedica’s obligations  under (x) that certain Territory License Agreement between the Company and BioMedica dated as of September 1, 2009, as the same may be amended from time to time, and (y) that certain Supply Agreement between BioMedica and the Company dated as of October 19, 2009, as the same may be amended from time to time.

“Patent Licenses” means all Contracts naming the Company or any of its Subsidiaries as licensor or licensee and granting any right to use any Patent.

“Patents” means (i) (A) all patents and patentable inventions, (B) all registrations and recordings thereof and (C) all applications in connection therewith pending as of the date of this Agreement and/or filed during the term of this Agreement in any Intellectual Property Recording Office, including the Patents listed on Schedule 3.15 and (ii) all reissues, divisions, continuations, continuations-in-part, extensions and renewals of each patent, including patents which are such by virtue of this clause (ii).

“Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, (b) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the ordinary course of the business, (c) setoff rights under applicable law and (d) the Liens set forth on Schedule 1.01(b).

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Entity.

 “Plan” means a plan of reorganization in form and substance satisfactory to the Investor in its sole discretion, subject to Section 6.05 hereof.

“Policies” has the meaning ascribed to it in Section 3.16.

“Postpetition” means, when used with respect to any indebtedness, agreement, instrument, claim, proceeding or other matter, indebtedness pursuant to any agreement or instrument first entered into or becoming effective, or claim, proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Case.

“Primary Products” means those product candidates known as Zemiva, Azedra, Onalta, and Trofex, and the Intellectual Property rights of the Company and its Subsidiaries in such products.

“Proceeding” means any legal actions, suits, proceedings, claims or disputes.

“Product” means the Primary Products, and each other product candidate for which the Company owns or licenses the Patents or other Intellectual Property rights related thereto.

“Purchased Shares” has the meaning set forth in the recitals hereto.

“Registration Rights Agreement” means a Registration Rights Agreement, relating to all Equity Securities issued by the Company in a form reasonably approved by the Investor (such approval not to be unreasonably withheld, conditioned or delayed).

“Regulatory Approvals” means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, exemptions, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods under the HSR Act or otherwise imposed by Law).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Hearing” has the meaning set forth in Section 6.05(a) hereof.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Entity or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Report” has the meaning ascribed to it in Section 3.07(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solicitation Termination Date” has the meaning ascribed to it in Section 5.03.

“SOX Act” has the meaning ascribed to it in Section 3.07(b).

“Stand Alone Plan” means any plan of reorganization or plan of liquidation for which the Investor or an Affiliate of the Investor is not the sponsor, including without limitation any such plan for which the Company is the sponsor or there is no sponsor.

“Stockholder” means, with respect to any Person, each holder of common stock of such Person.

“Stockholders Agreement” means the Stockholders Agreement relating to all Equity Securities issued by the Company in the form reasonably approved by the Investor (such approval not to be unreasonably withheld, conditioned or delayed).

“Subsidiary” means as to any Person, any other Person of which more than fifty percent (50%) of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries.

“Subsequent Reports” has the meaning set forth in Section 6.02(a) hereof.

“Superior Proposal” means a transaction that is more favorable to the Company than the transactions contemplated by the Transaction Documents.

“Tax” (and with correlative meaning “Taxes” and “Taxable”) means (1) any foreign, federal, state or local income, gross receipts, capital, franchise, import, goods and services, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person.

“Tax Contests” has the meaning set forth in Section 6.04 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Fee” has the meaning set forth in Section 8.02(b) hereof.

“Term Sheet” means the Term Sheet dated November 1, 2010, between the Company and the Investor with respect to a plan of reorganization.

“Title 11” means Title 11 of the United States Code, as amended and in effect from time to time.

“Transaction Documents” means this Agreement, the Amended and Restated Indenture, the Amended and Restated Pledge and Security Agreement executed pursuant to the Amended and Restated Indenture and in form and substance satisfactory to the Investor in its sole discretion, the Stockholders Agreement and the Registration Rights Agreement.

“Transaction Court Documents” means the Investment Order, the Disclosure Statement, the order approving the Disclosure Statement, the Plan and the Confirmation Order.

“Treasury Regulation” means a regulation promulgated under the IRC.

Section 1.02. Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, any references to a party’s “judgment”, “satisfaction” or words of a similar import shall mean in such party’s sole judgment.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law.

ARTICLE 2

Issuance And Purchase Of Purchased Shares

Section 2.01. Issuance and Purchases.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company, the Purchased Shares, free and clear of all Liens, other than Liens created by the Investor or permitted by the Investor, and representing the Designated Percentage of the total equity capital of the Company on a Fully Diluted Basis, for an aggregate purchase price of Forty Five Million Dollars ($45,000,000) (the “Investment Price”).

Section 2.02. Closing.

(a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 and hereof, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, at 10:00 a.m., New York City time, on the third (3rd) Business Day following satisfaction or, if permissible, waiver, of such conditions (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the parties may agree (the date on which the Closing occurs, the “Closing Date”); provided that the Investor and the Company shall use all commercially reasonable efforts to have the Closing take place on the Effective Date.

(b) At the Closing, (i) the reorganized Company shall deliver to the Investor certificates representing the Purchased Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two (2) Business Days prior to the Closing Date), together with the other documents and certificates to be delivered pursuant to Section 7.01 and Section 7.02 hereof, and (ii) the Investor, in full payment for the Purchased Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, shall pay to the Company as provided in Section 2.01 hereof, an aggregate amount equal to the Investment Price and shall deliver the certificate required pursuant to Section 7.03(a) hereof.  The Investor shall make payment hereunder in immediately available funds by wire transfer to the account or accounts designated by the Company, or by such other means as may be agreed between the parties hereto. The Company shall make any payment due hereunder in immediately available funds by wire transfer to the account designated by the Investor, or by such other means as may be agreed between the parties hereto.

ARTICLE 3

Representations And Warranties Of The Company

Except as set forth in the Company Disclosure Schedules attached hereto as Exhibit B (the “Company Disclosure Schedules”), the Company hereby represents and warrants to, and agrees with, the Investor as follows:

Section 3.01. Bankruptcy Court Orders.  The Company shall have complied in all material respects with the terms of all orders of the Bankruptcy Court in respect of the Investment, this Agreement and the Investment Order upon and after the entry of any such order, except to the extent that any such failure to comply is not material to the Investor.

Section 3.02. Capitalization; Securities.

(a) Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized capital stock of the reorganized Company shall consist solely of One Hundred Thirty Two Million (132,000,000) shares of Common Stock.  Upon the Closing (after giving effect to the Confirmation Order, the Plan and the Investment), the Purchased Shares, representing the Designated Percentage of the total equity capital of the Company on a Fully Diluted Basis, shall be issued to the Investor.  Upon the Closing Date, all of the Purchased Shares to be issued and delivered to the Investor pursuant to the terms hereof shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties. Upon the Closing and after giving effect to the Confirmation Order and the Plan, (i) except for the Stockholders Agreement and the Registration Rights Agreement, there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the Knowledge of the Company, among or between any Persons other than the Company or any Subsidiary (as the case may be), except as set forth in this Agreement, and (ii) except for shares of Common Stock representing up to 10% of the outstanding shares of Common Stock on a Fully Diluted Basis as of the Closing Date, issuable to the Bondholders in accordance with the Plan, and shares of Common Stock that are reserved for issuance under any management incentive plan (provided that such shares of Common Stock reserved under a management incentive plan shall not in any event exceed a percentage of authorized shares of Common Stock, calculated on a fully diluted basis, agreed to by the Investor and the Company), there shall be no options, warrants, stock appreciation rights, restricted stock units, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other Equity Securities of the Company or any Subsidiary or for settlement in cash based upon the value of any such Equity Securities, or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such Equity Securities.  The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Articles of Organization of the Company, as amended pursuant to the Plan and in effect upon the Closing, in the form reasonably approved by the Investor (such approval not to be unreasonably withheld, conditioned or delayed).

Section 3.03. Financial Advisors and Brokers.  Except as set forth on Schedule 3.03(a) hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company in connection with the Transaction Documents or the transactions contemplated thereby, and except for any Person listed on Schedule 3.03(a), no Person acting for or on behalf of the Company is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company; provided that “financial advisors” shall not include any tax, accounting or other similar providers of financial services to the Company listed on Schedule 3.03(b).  All agreements between the Company, on the one hand, and each Person listed on Schedule 3.03(a) (or any of their respective Affiliates), on the other, have been delivered to the Investor.

Section 3.04. Controls.  The Company maintains internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management’s general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 3.05. Corporate Existence; Compliance with Law.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate and organizational power and authority to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) subject to the specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Entities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and, except as would not reasonably be expected to have a Material Adverse Effect, all such licenses, permits, consents or approvals and filings are in full force and effect; (e) is in compliance with its Articles of Organization and By-laws; and (f) subject to the specific representations set forth herein regarding ERISA, Environmental Laws, Tax and other Laws, is in compliance with all applicable provisions of Law, except to the extent permitted by the Bankruptcy Code or where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, the Company has made available (including by filing publicly by EDGAR with the SEC) to the Investor a complete and correct copy of the Articles of Organization and the By-laws of the Company, each as amended to date and each of which as made available is in full force and effect.

Section 3.06. Corporate Power, Authorization, Enforceable Obligations.  Upon the entry of the Investment Order, except as contemplated by and provided for under the Bankruptcy Code and, if applicable, subject to entry of the Confirmation Order, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party: (a) are within the Company’s corporate power; (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of the Company’s Articles of Organization or By-laws; (d) do not violate any Law; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, or require any payment to be made under, any Material Contract; (f) do not result in the creation or imposition of any Lien upon any of the property of the Company other than those in favor, or for the benefit, of the Investor, its successors and assigns; (g) do not give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of the Articles of Organization or By-laws or any agreement or instrument applicable to the Company; and (h) do not require an Approval of any Governmental Entity or any other Person, other than any stockholder approval required by the NASDAQ Marketplace Rules, except those referred to on Schedule 3.06 and except, in the case of each of clauses (d) through (h), as would not reasonably be expected to have a Material Adverse Effect.  Each of the Transaction Documents to which the Company is a party shall be duly executed and delivered by the Company and each such Transaction Document shall, when so executed, constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.07. Financial Statements and Reports.

(a) The audited consolidated balance sheets at December 31, 2009, December 31, 2008 and December 31, 2007 of the Company and its Subsidiaries and the related consolidated statements of operations, consolidated statements of redeemable convertible preferred stock and stockholders’ (deficit) equity and consolidated statements of cash flows for the fiscal year then ended, (the “Financial Statements”) have been delivered (including by filing publicly by EDGAR with the SEC) on or prior to the date hereof, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(b) The Company has made available (including by filing publicly by EDGAR with the SEC) to the Investor a true and complete copy of (i) the Annual Report on Form 10-K of the Company for each of the fiscal years ended December 31, 2009, 2008 and 2007; (ii) the Quarterly Report on Form 10-Q of the Company for each of the periods ended March 31, 2010 and 2009; June 30, 2010 and 2009 and September 30, 2010 and 2009 and (iii) each registration statement, Current Report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by the Company with the SEC since February 1, 2007, in each case, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “SEC Reports”).  As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The SEC Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of the SOX Act. As of the date of this Agreement, other than the (x) SEC Reports, (y) a Current Report on Form 8-K to be filed with the SEC in connection with the execution of this Agreement and (z) a Current Report on form 8-K to be filed with the SEC in connection with the filing of the Case, the Company has not filed or been required to file any other reports or statements with the SEC since February 1, 2007.

Section 3.08. Ownership of Property; Real Estate; Liens.

(a) Generally.  The Company warrants that it has good and marketable title to, or valid leasehold interests in or rights to use, all its property or assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Liens permitted by the Investor, and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Liens.  Schedule 3.08(b) sets forth a complete and accurate list of all Liens (other than Permitted Liens) on the property or assets of the Company, showing as of the date hereof the lien holder thereof, the principal amount of the obligations secured thereby and the property or assets of the Company subject thereto.

(c) Real Property.  Schedule 3.08(c) sets forth a complete and accurate list of all real property owned the Company, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and estimated value thereof based on the tax assessment of such real property. The Company has good, marketable and insurable fee simple title to the real property.

(d) Leases.  (i) Schedule 3.08(d)(i) sets forth a complete and accurate list of all leases of real property under which the Company is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms. (ii) Schedule 3.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which the Company is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Investments. Schedule 3.08(e) sets forth a complete and accurate list of all equity investments held by the Company on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(f) Non-Material Subsidiary.  Each Subsidiary of the Company is a Non-Material Subsidiary.

Section 3.09. Labor Matters.

(a) Except as set forth on Schedule 3.09(a), neither the Company nor any of its Subsidiaries is a party to or bound by any material labor agreement or collective bargaining agreement respecting the employees in or relating to its business.  Except as set forth on Schedule 3.09(a), neither the Company nor any of its Subsidiaries has received any written notification of any efforts to organize employees in respect of any labor or union organization in or relating to its business.  Except as set forth in Schedule 3.09(a), there is no material unfair labor practice or similar charge or complaint against the Company or any of its Subsidiaries relating to its business pending, or to the Knowledge of the Company, threatened.  The Company is in compliance in all respects with all applicable Laws respecting employment practices, terms and conditions of employment, collective bargaining agreements and wages and hours and is not engaged in any unfair labor practice, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 3.09(b), neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any labor agreement or collective bargaining agreement, or any provisions thereof, to which the Company is a party.

(c) There is no strike, work stoppage, lockout or material labor dispute, or to the Knowledge of the Company, threat thereof by or with respect to any employee of the Company, except those that would not reasonably be expected to have a Material Adverse Effect.

Section 3.10. Ventures, Subsidiaries and Affiliates; Outstanding Equity Securities and Indebtedness.  Schedule 3.10 sets forth all of the Subsidiaries of the Company.  None of the Company or its Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding shares of capital stock of the Subsidiaries are owned by the Company, fully paid and nonassessable.  All outstanding Indebtedness of the Company is listed in the Plan. The Company is not obligated, pursuant to any agreement or instrument applicable to the Company, to purchase any Equity Securities of, or make any other equity investment in, any Person.

Section 3.11. Taxes.

(a) Except as disclosed in Schedule 3.11(a), the Company has duly and timely filed with the appropriate taxing authorities all income Tax Returns and all other material Tax Returns that were required to be filed by it.  All such Tax Returns were true, correct and complete in all material respects and have been completed in accordance with applicable Law.  Except as disclosed in Schedule 3.11(a), the Company has timely paid all income Taxes and all other material Taxes required to be paid by it (whether or not shown on any Tax Return), other than in those instances in which such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP in respect of all such Taxes in the most recent Financial Statements.  The reserve for Taxes provided in the Books and Records of the Company has been determined in accordance with GAAP and will be sufficient for all Taxes of the Company with respect to any period for which Tax Returns have not yet been filed or for Taxes not yet due and owing for any Tax period or portion thereof through and including the Closing Date.  Except as disclosed in Schedule 3.11(a), there is no material Tax liability proposed in writing by any taxing authority for which there is not an adequate reserve in accordance with GAAP in the most recent Financial Statements.

(b) Except as disclosed in Schedule 3.11(b) hereto, no audits or investigations relating to any Taxes for which the Company may be liable are pending or threatened in writing by any taxing authority.  Except as disclosed in Schedule 3.11(b) hereto, there are no agreements or applications by the Company for the extension of the time for filing any federal income Tax Return or other material Tax Return or paying any federal income Tax or any other material Tax nor have there been any extensions or waivers of any statutes of limitation for the assessment of any federal income Taxes or other material Taxes.

(c) Except as disclosed in Schedule 3.11(c), to the Knowledge of the Company after due inquiry, the Company does (i) not have an agreement or arrangement with any person or entity pursuant to which the Company would have a material obligation with respect to Taxes of another person or entity following the Closing, (ii) not have any material liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise (other than entities for which the Company is or was the common parent), (iii) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the IRC (other than a group the common parent of which is the Company), and (iv) has not filed or been included in a combined, consolidated or unitary income Tax Return (except for the group of which the Company is the parent).

(d) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to, or any options issued to, any employee, independent contractor, creditor, stockholder, or other third party.

(e) No jurisdiction in which the Company does not file a Tax Return (i) has asserted in writing that the Company is or may be subject to Tax in that jurisdiction (including any liability for any Taxes on a “nexus” basis) or (ii) has sent notices or written communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(f) The Company has not agreed, nor will it be required to make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the IRC by reason of any change in any accounting method made prior to the date hereof.  There is no application pending with any Governmental Entity requesting permission for any such change in any accounting method of the Company, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(g) Except as disclosed in Schedule 3.11(g), the Company does not own a single member limited liability company which is treated as a disregarded entity, is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the IRC, or is a stockholder of a “passive foreign investment company” as defined in Section 1296 of the IRC.

(h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the of the IRC. The Company has not been a participant in or material advisor to any transaction that is a “listed transaction” as defined by Treasury Regulations Section 1.6011-4.

(i) Except as disclosed in Schedule 3.11(i), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding provision of state, local or foreign Tax law) or closing agreement as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date. The Company will not be required to include in taxable income for any period (or any portion thereof) ending after the Closing Date any material amount of income as a result of any installment sale or other open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date.

(j) None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the IRC.

(k) The Company (i) has never participated in an international boycott as defined in Section 999 of the IRC, or (ii) is not a party to a gain recognition agreement under Section 367 of the IRC.

(l) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities the Company been distributed, in a transaction to which Section 355 of the IRC applies in the five (5) years prior to the date of this Agreement.

(m) The Company has made available to the Investor complete copies of (A) all material Tax Returns of the Company relating to Taxable periods ending on or after December 31, 2009 and (B) any audit reports, examination reports and statements of deficiencies issued within the last three years relating to any material amount of Tax due from or with respect to the Company, its income, assets or operations.

Section 3.12. ERISA.

(a) Schedule 3.12(a) lists each Employee Plan.  “Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and any other employment, bonus, incentive, deferred compensation, stock option or other equity based, severance, termination, change in control, fringe benefit or other compensatory arrangement, agreement, plan, program or policy maintained, sponsored or contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under Section 414 of the IRC (an “ERISA Affiliate”) or to which any such Person is or has been obligated to contribute or, with respect to which any such Person has any liability or obligation.  The Company does not  and within the preceding six (6) years, has not been obligated to contribute to or has or had any liability, direct or indirect, under or with respect to, (1) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (2) any single employer defined benefit pension plan (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.  Except as set forth on Schedule 3.12(a), the Company has no commitment (1) to create or incur liability with respect to or cause to exist any new employee benefit plan, program, agreement or arrangement other than the Employee Plans or (2) except for amendments necessary to comply with applicable Law, to modify, change or terminate any Employee Plan. The Company has furnished to the Investor true and complete copies of the governing documents for each Employee Plan and a copy of the current employee handbook(s) provided to employees of the Company and its Subsidiaries and, where applicable with respect to an Employee Plan, true and complete copies of the most recent summary plan description(s), the two most recent Form 5500 filings and any material filings, correspondence or other communication with, to or from any Person, including, without limitation, the plan actuaries or other consultants, the Internal Revenue Service or the Department of Labor.

(b) Except as set forth on Schedule 3.12(b) neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by the Company to or in respect of any current or former executive officer.

(c) All employer and employee contributions, and material premiums and expenses due and payable to or in respect of any Employee Plan or required by Law or any Employee Plan have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company’s most recent financial statements included in the SEC Reports in accordance with applicable Law.

(d) Except as set forth on Schedule 3.12(d), (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with the Company for any purpose under ERISA or Section 414 of the IRC other than the Company’s Subsidiaries, and (ii) no liability under Sections 406, 409, 502(i), 502(l) or Part 6 of Title I, of ERISA or the penalty or excise tax provisions of the IRC relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by the Company and is still outstanding, and no event, transaction or condition has occurred or exists which could reasonably be expected to result in any such liability.

(e) Each Employee Plan has been operated and administered in all material respects in compliance both with its terms and with all applicable Laws.  Each Employee Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination from the Internal Revenue Service as to its qualification or, in the case of a prototype plan, a favorable opinion letter, with the Internal Revenue Service and, to the Knowledge of the Company or any Subsidiary, no event or condition has occurred or exists since the date of such letter that could reasonably be expected to have an adverse effect on the qualified status of such Employee Plan.

(f) No liability under Title IV of ERISA has been incurred with respect to any Employee Plan that has not been satisfied in full. No Employee Plan is subject to Section 412, 430, 431 or 432 of the IRC or Title IV or Section 302, 303, 304 or 305 of ERISA.  None of the assets of the Company or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the IRC, and no condition exists that presents a material risk of any such lien arising.

(g) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to the Company (including, without limitation, pursuant to, or in connection with, any of the Transaction Documents or any of the transactions contemplated thereby) will fail to be deductible for federal income tax by reason of Section 280G of the IRC.

(h) Except as disclosed on Schedule 3.12(h), no Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any funded “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan within the meaning of Section 401(a) of the IRC, or (iii) deferred compensation benefits accrued as liabilities in the Company’s most recent financial statements).  Except as disclosed on Schedule 3.12(h), no Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the IRC.

(i) There are no material claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or involving any Employee Plan, the assets of any Employee Plan or against the Company or any ERISA Affiliate with respect to any Employee Plan.

Section 3.13. No Litigation.  As of the date hereof, other than (i) the Case and proofs of claim filed in the Case and (ii) any litigation or claim arising out of the Onalta/Europe Dispute, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the Knowledge of the Company, threatened against any of the Company, before any Governmental Entity or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that, individually or in the aggregate, (a) challenges the Company’s right or power to enter into or perform any of its obligations under the Transaction Documents to which it is a party, or the validity or enforceability of any Transaction Document or any action taken thereunder or (b) is reasonably likely to have a Material Adverse Effect.

Section 3.14. Intellectual Property.

(a) The Company owns, or possesses the right to use, all of the Intellectual Property that is reasonably necessary for the operation of its Business as currently conducted, except where the failure to own, or possess the right to use, such Intellectual Property, has not or would not reasonably be likely to have a Material Adverse Effect. To the Knowledge of the Company, no product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Company or any of its Subsidiaries infringes upon any rights held by any other Person, and except as disclosed in Schedule 3.14(a), no claim or litigation regarding any of the foregoing is pending or threatened, which individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.14(b) hereto contains a complete list of all Patents that are registered or are subject to an application for registration and are owned by or licensed to the Company or any of its Subsidiaries, and all Patent Licenses that are material to or necessary in the operation of the Business of the Company or any of its Subsidiaries.

(c) The Company holds all right, title and interest in and to the Patents listed on Schedule 3.14(b) (except for Patents licensed to, and the rights to the Patents granted by the Company pursuant to the Patent Licenses and set forth on Schedule 3.14(c), free and clear of any Lien (except for Permitted Liens by the Investor); the Company has made all necessary recordings with the United States Patent and Trademark Office in respect of Patents it owns to protect and maintain ownership of such Patents; and, to the Knowledge of the Company, at least one claim of each of the Patents owned by the Company is valid and enforceable.

(d) Except as disclosed in Schedule 3.14(d), the Company is not aware of any past litigation, interference or opposition proceedings relating to the Patents listed on Schedule 3.14(b) that would have a material impact on any of such Patents or that would prevent the Company or any Subsidiary from researching, developing or selling any of the Primary Products in any material respect.

(e) Except as disclosed in Schedule 3.14(e), neither the Company nor any Subsidiary has received any notice alleging infringement of any intellectual property or proprietary right of any other Person in relation to the Products or the Patents listed on Schedule 3.14(b) that would have a material impact on any of the Patents listed on Schedule 3.14(b) or that would prevent the Company or any Subsidiary from researching, developing or selling any of the Primary Products in any material respect.

(f) To the Knowledge of the Company, except as disclosed in Schedule 3.14(f), there is no third party infringing on any intellectual property or proprietary right in relation to the Patents listed on Schedule 3.14(b) or the Products.

(g) All patent applications owned by the Company or any Subsidiary are being diligently prosecuted, and maintained; and

(h) Neither the Company nor any Subsidiary has been notified of any actions from any Governmental Entity that would have a material impact on any of the Patents owned by the Company or any of its Subsidiaries listed on Schedule 3.14(b) or that would prevent the Company or any of its Subsidiaries from researching, developing or selling any of the Products in any material respect.

Section 3.15. Environmental Matters.

(a) Except as set forth in Schedule 3.15, and except for any matter that would not reasonably be expected to result in a Material Adverse Effect: (i) The Company and its Subsidiaries and their businesses, operations and properties are in compliance with, and the Company and its Subsidiaries have no liability under, any applicable Environmental Law; (ii) The Company and its Subsidiaries have obtained (or applied for, with a reasonable likelihood of obtaining) all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing; (iii) There has been no Release or, to the Knowledge of the Company, threatened Release of Hazardous Material on, at, under or from any property or facility presently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company and its Subsidiaries or their predecessors in interest that would reasonably be expected to result in an Environmental Liability to the Company and its Subsidiaries; (iv) There is no Environmental Liability pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries, or relating to the properties currently or formerly owned, leased or operated by the Company and its Subsidiaries or their predecessors in interest or relating to the operations of the Company and its Subsidiaries, and to the Knowledge of the Company, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Liability; and (v) No Person with an indemnity or contribution obligation to the Company and its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.15 and except for any matter that would not reasonably be expected to result in a Material Adverse Effect:  (i) Neither the Company nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no such Person is, conducting or financing any Response pursuant to any Environmental Law or has refused or failed to conduct or finance any Response required by Environmental Law, with respect to any property or any other location; (ii) No property or facility owned, operated or leased by the Company and its Subsidiaries and, to the Knowledge of the Company, no property or facility formerly owned, operated or leased by the Company and its Subsidiaries or any of their predecessors in interest is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (z) included on any similar list maintained by any Governmental Entity including any such list relating to petroleum; (iii) No Lien has been recorded or, to the Knowledge of the Company, threatened under any Environmental Law with respect to any property or other assets of the Company and its Subsidiaries; (iv) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated by the Transaction Documents do not, and will not, require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law; and (v) Each of the Company and its Subsidiaries has made available to the Investor all material records and files in its possession, custody or control, or otherwise reasonably available to it, concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at properties or facilities currently or formerly owned, operated, leased or used by the Company and its Subsidiaries.

Section 3.16. Insurance.  Schedule 3.16 sets forth a list as of the date of this Agreement that is correct and complete in all material respects of the name of insurer, type of coverage, policy number and policy period of each material insurance policy that is currently in effect (collectively, the “Policies”) and to which the Company is a party or by which any of its assets or any of its employees, officers or directors (in such capacity) are covered by commercial property, professional liability, commercial general liability (including products liability), workers’ compensation, extended coverage, business interruption, directors’ and officers’ liability insurance and other forms of insurance provided to the Company in connection with its businesses.  All premiums required to be paid with respect to the Policies covering all periods up to and including the date hereof have been paid.  Except as set forth on Schedule 3.16, all such Policies are in full force and effect and will remain in full force and effect after the Closing, in accordance with their respective terms.  Except as set forth on Schedule 3.16, the Company has not received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy.  With respect to its directors’ and officers’ liability insurance policies, the Company has not, to its Knowledge, failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such Policies so as to jeopardize full recovery under such Policies.  Except as set forth on Schedule 3.16, there are no Policies under which more than fifty percent (50%) of the original limits of liability have been depleted, or are reasonably expected to be depleted, by the payment of known claims.

Section 3.17. Contracts.

(a) Except as set forth on Schedule 3.17(a) or 3.12(a), as of the date hereof, the Company is not a party or subject to any of the following:

(i) any Contract, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former directors of the Board, officers or employees of the Company, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract;

(ii) any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of the Company, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract;

(iii) any Contract under which the Company has created, incurred, assumed or guaranteed indebtedness for borrowed money or that is an outstanding guarantee, letter of comfort, letter of assurance, keepwell, letter of credit, performance bond, surety bond, indemnity agreement or other form of assurance or guarantee, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract; and

(iv) any Contract required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to any SEC Report, which has not been so filed (each of the agreements described in clauses (i) - (iv), a “Material Contract”).

(b) The Company is not in material breach or material violation of, or in default under or with respect to, any Material Contract.

(c) As of the date of this Agreement, the Company is not a party to or is bound by any non-competition Contract or other Contract the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract that (i) purports to limit in any material respect either the type of business in which the Company may engage or the manner or locations in which the Company may so engage in any business, or (ii) requires the disposition of any material assets or line of business of the Company outside of the ordinary course of business.

(d) A true and complete copy of each Material Contract to which the Company is a party has previously been delivered or made available to the Investor (subject to applicable confidentiality restrictions) and each such contract is a valid and binding agreement of the Company, as the case may be, and is in full force and effect, except to the extent any has previously expired in accordance with its terms.

(e) As of the date hereof, since the commencement of the Case, the Company has not rejected and failed to replace, on terms that are no less favorable to the Company, any Contract that is necessary to conduct the business of the Company in substantially the same manner as presently conducted and as proposed to be conducted.

Section 3.18. Business.  Neither the Company nor any of its Subsidiaries is engaged (directly or indirectly) in any business other than the Business.

Section 3.19. Anti-Terrorism Laws.

(a) None of the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of their respective Affiliates are in violation of any applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of the Company and its Subsidiaries and, to the Knowledge of the Company, none of their respective Affiliates, brokers and other agents acting or benefiting in any capacity in connection with the Investment is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iv) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(v) None of the Company and its Subsidiaries and, to the Knowledge of the Company, none of their respective Affiliates, brokers and other agents acting in any capacity in connection with the Investment (i) conducts any business or engages in making or receiving any material contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law;

Section 3.20. Exemption from Registration.  The offering and issuance by the Company of the Purchased Shares pursuant to the Plan shall be exempt from registration pursuant to Section 4(2) of the Securities Act, as applicable; provided, that in connection with the use of the exemption under Section 4(2) of the Securities Act, the Company is relying on the truth and accuracy of the Investor’s representations and warranties provided in Section 4.05 of this Agreement.

Section 3.21. Disclaimer of Other Representations and Warranties.  The Company is not making any representation or warranty to the Investor whatsoever, express or implied, except for those representations and warranties of the Company explicitly set forth in this Agreement, any Transaction Document contemplated hereby, or in any schedule, exhibit or certificate in respect hereof or thereof.

ARTICLE 4

Representations And Warranties Of The Investor

Except as disclosed in the Investor Disclosure Schedules attached hereto as Exhibit C (the “Investor Disclosure Schedules”), the Investor represents and warrants to, and agrees with, the Company as follows:

Section 4.01. Organization.  The Investor is (a) a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

Section 4.02. Authorization of Agreements.  The execution, delivery and performance by the Investor of its obligations under the Transaction Documents, to the extent that such documents have been delivered as of such date, and the consummation of the transactions contemplated by the Transaction Documents, are within the Investor’s powers and have been duly authorized by all necessary action and do not and will not contravene the terms of its organizational documents.  Each Transaction Document when delivered will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.03. Consents; No Conflicts.  No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Investor of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 4.03 hereto or that could not, individually or in the aggregate, reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents or materially impair the ability of the Investor to consummate the Investment and the transactions contemplated hereby or thereby, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 4.03 hereto.  The execution, delivery and performance by the Investor of the Transaction Documents to which it is a party do not and will not require any consent or other action by any Person under or constitute a default under any provision of any agreement or other instrument binding upon it.

Section 4.04. Financial Advisors and Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Documents or the transactions contemplated thereby, and no Person acting for or on behalf of the Investor is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor.

Section 4.05. Ownership of Equity Securities; Purpose of Investment.  The Investor is acquiring the Purchased Shares under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act and applicable state securities or “blue sky laws”.  The Investor is an “Accredited Investor” as such term is defined in Regulation D of the Securities Act.  The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares, and the Investor is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Shares.  The Investor has been given the opportunity to ask questions of and receive answers from the Company concerning the Company, the Purchased Shares and other related matters.  The Investor further represents and warrants to the Company that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Purchased Shares and that the Company has made available to the Investor or its agents all documents and information relating to an investment in the Purchased Shares requested by or on behalf of the Investor.  In evaluating the suitability of an investment in the Purchased Shares and in making the Investment, the Investor has not relied upon any representations or warranties of any Person by or on behalf of the Company other than those representations and warranties that are expressly set forth in this Agreement, whether oral or written.

Section 4.06. Financing.  The Investor shall have provided true and correct evidence to the Company and/or the Company’s legal counsel (on a “for attorneys’ eyes only” basis) that the Investor has sufficient unencumbered cash or other immediately available funds or marketable securities, held on the date hereof in one or more bank or brokerage accounts, to enable it to make payment of the Investment Price  to consummate the transactions contemplated by this Agreement, and such funds shall continue to be unencumbered and held in such bank/brokerage account or accounts (or substantially similar bank/brokerage account or accounts) until the earlier to occur of the termination of this Agreement pursuant to its terms, or the Closing Date.

Section 4.07. Disclaimer of Other Representations and Warranties.  The Investor is not making any representation or warranty to the Company whatsoever, express or implied, except for those representations and warranties of the Investor explicitly set forth in this Agreement, any Transaction Document contemplated hereby, or in any schedule, exhibit or certificate in respect hereof or thereof.

ARTICLE 5

Pre-Closing Covenants

Section 5.01. Conduct of Business.  Between the date hereof and the Closing Date, the Company shall operate and carry on the operations of its business in the ordinary course and substantially as operated as of the date of this Agreement; provided, however, the parties acknowledge and agree that the Company’s ability to operate in the ordinary course is limited by (i) the utilization of cash flow from operations and restrictions on use of cash collateral pursuant to orders of the Bankruptcy Court, (ii) the fact that the business is being operated while in bankruptcy, and (iii) the Company’s inability to control the conduct of contractual counterparties and other third parties, and such limitations may limit the Company’s ability to operate in the ordinary course.

Section 5.02. Bankruptcy Filings, Covenants and Agreements.

(a) The Company shall use commercially reasonable efforts to obtain Bankruptcy Court approval of the Investment Motion by January 14, 2011.  The Investor agrees that it shall promptly take such actions as are reasonably requested by the Company to assist in obtaining approval of the Investment Motion, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court; provided that the Investor shall not be required to take any actions to amend or modify the Investment Motion. If entry of the Investment Order is appealed or otherwise challenged (including by a petition for certiorari or motion for modification, reconsideration, rehearing or reargument), the Investor and the Company shall each use commercially reasonable efforts to defend such appeal or challenge unless the Investor or the Company has terminated this Agreement pursuant to its terms.

(b) The Company shall use commercially reasonable efforts to: (i) confirm the Plan and (ii) cause the Effective Date to occur by no later than March 31, 2011.  Upon request of the Company, the Investor agrees (x) to assist and cooperate with the Company in its negotiations with, and solicitation of approvals from, holders of “claims” and “interests” (as such terms are defined in the Bankruptcy Code) for the purpose of obtaining the approvals of any classes required to confirm the Plan and/or (y) to assist the Company in obtaining entry of the Confirmation Order.

(c) The Company and the Investor shall cooperate with each other and (subject to the terms of the Investment Order and the process contemplated thereby) shall use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Investment and the other transactions contemplated by this Agreement, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Investment or any of the other transactions contemplated by this Agreement in accordance with the timelines provided in this Agreement.  Subject to applicable Laws, to the extent reasonably practicable, the parties shall provide copies in advance, and consult with each other on, all filings made with, or written materials submitted to, any Governmental Entity in connection with the Investment and the Transaction Documents.  To the extent permitted by Law and reasonably practicable, the parties shall make good faith efforts to coordinate, and to the extent appropriate, jointly prepare written communications submitted to a Governmental Entity regarding material matters with respect to the transactions contemplated by this Agreement.  In exercising the foregoing rights, each of the Company and the Investor shall act reasonably and as promptly as practicable. In furtherance and not in limitation of the foregoing, each of the Investor and the Company shall make any required filing pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days following the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable thereafter.  Each of the Investor and the Company will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

(d) Each of the Investor and the Company further covenant and agree (subject to the terms of the Investment Order), with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to respectively use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(e) Nothing in this Agreement shall obligate the Investor or any of its Affiliates to take any action, or agree, (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, asset or properties of the Company, or (ii) to limit in any manner whatsoever the abilities of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the business or own the properties or assets of the Company or (B) to control their respective businesses or operations or the business or operations the Company.

Section 5.03. Alternative Transactions. During the period commencing on the date of entry of the Investment Order until the 30th day (the “Solicitation Termination Date”; and such 30 day period referred to as the “Solicitation Period”) following the date of entry of the Investment Order, the Company shall be permitted to solicit inquiries, proposals, offers and bids from, and negotiate with, any Person regarding an Alternative Transaction.  During the period commencing on the date the Company files the voluntary petition commencing the Case until the Closing, except during the Solicitation Period, the Company agrees that it shall not solicit inquiries, proposals, offers and bids from, and negotiate with, any Person regarding an Alternative Transaction; provided that this shall not prevent the Company from receiving any such proposal from any Person and negotiating such proposal with such Person and providing due diligence information regarding the Company to such Person (provided that such Person enters into a valid and binding confidentiality agreement with the Company), if the Board, on advice of its financial and legal advisors, determines that such proposal would reasonably be expected to result in a Superior Proposal. In the event Company receives any proposal from a Person that the Board believes may constitute a Superior Proposal (whether before or after the Solicitation Termination Date), it will promptly notify the Investor of the terms thereof, including the identity of the proposing party(ies). In the event that the Board, after consultation with its financial and legal advisors, determines in good faith that it has received a written Superior Proposal and that it can no longer support or recommend the transactions contemplated by the Transaction Documents, the Company shall promptly (in any event no later than one (1) Business Day following such determination) so inform the Investor (including as to the terms of any such proposal that the Board has determined is a Superior Proposal).  Notwithstanding the foregoing, nothing in this Section 5.03 shall abrogate the Company’s obligation to pay the Termination Fee as provided in Section 8.02(b).

Section 5.04. Accounting Policies.  The Company shall not make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as the Company, after consultation with the Investor and each party’s independent auditors, determines in good faith is preferable.

Section 5.05. Postpetition Transactions and Settlements.  After the date hereof, the Company and its Subsidiaries shall not enter into any Postpetition transaction, settlement agreement, contract or financing (other than de minimis ordinary course contracts) that involves aggregate payments by the Company in excess of $50,000 without the prior written consent of the Investor (other than as contemplated by the Plan), such consent not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary herein, prior to the entry of the Confirmation Order, the Company and its Subsidiaries shall not assume, reject or amend any pre-petition agreement without the prior written consent of the Investor.

Section 5.06. Taxes.  Prior to the Closing Date, except as required by Law or with the consent of the Investor, the Company shall not (i) make any material Tax election or change any currently or previously effective material Tax election, (ii) take any material position on any material Tax return filed on or after the date of this Agreement or adopt or change any accounting method relating to material Taxes that is inconsistent with positions taken or accounting methods used in preparing or filing such Tax returns in prior periods, or (iii) except as to matters listed on Schedule 5.06, enter into any material closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes, waive the statute of limitations for any such claim or assessment, or file any amended material Tax Return.

Section 5.07. No Title IV Liability.  No Company or any ERISA Affiliate shall incur any material liability or obligation in respect of any plan subject to Title IV of ERISA.

Section 5.08. Claims.  On or before the fifth Business Day preceding the scheduled date of the hearing to be held by the Bankruptcy Court to consider the Disclosure Statement, the Company shall provide the Investor a list of all of the Company’s material and unexpired real and personal property leases, executory contracts, secured financings and other agreements, together with an estimate of known cure amounts, where relevant, and any known and pending disputes related thereto, in each case broken down by the applicable creditor where reasonably practicable.

ARTICLE 6

Additional Covenants

Section 6.01. Information Rights and Access.

(a) From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries, Representatives and Affiliates to) afford to the Investor, its Affiliates and their respective Representatives reasonable access, upon reasonable notice during normal business hours and in such manner as will not unreasonably interfere with the conduct of the Company and its Subsidiaries’ respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any pending or threatened Proceeding to which the Company or any of its Subsidiaries is, or reasonably expects to be, a party), key personnel, officers, independent accountants and legal counsel.

(b) The Company shall send or otherwise make available to the Investor, within three Business Days after each meeting of the Board, all written materials sent to Board members by, or on behalf of, the Company.

(c) Notwithstanding anything to the contrary herein, the Company shall not be required to deliver to the Investor any information or materials that the Company determines in good faith, in its sole discretion, (i) are subject to a claim of legal privilege, (ii) relate to the relationship or agreements between the Investor and the Company, including, but not limited to this Agreement and the other Transaction Documents; for the avoidance of doubt, the Company shall not be required to deliver to the Investor any information or materials provided to the Board (x) in connection with an Alternative Transaction or (y) otherwise in connection with the Board’s consideration of the Company’s rights and remedies pursuant to this Agreement, or (iii) would result in a violation of applicable Law.

(d) Any information and materials made available to the Investor and its Representatives by the Company and its Representatives under this Agreement, including pursuant to Section 6.01 and Section 6.04, are to be held by the Investor and its Representatives in strict confidence, in accordance with the terms of the Non-Disclosure Agreement dated as of January 19, 2010, to which the Investor and the Company are parties.

(e) The Company and the Investor agree that, in the event of any disclosure of privileged and confidential information by the Company to the Investor, the Company and the Investor have a joint and common interest and accordingly such disclosure shall not constitute waiver of any applicable privilege or publication of any confidence.

Section 6.02. Company Reports; Financial Statements.

(a) From and after the date hereof, the Company shall file, in a timely manner, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement with the SEC, as required by the Exchange Act (the “Subsequent Reports”).  Each Subsequent Report shall, as of the filing date, (i) comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, (ii) not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) present fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operation of the entity to which it applies as of the date and for the period set forth therein.

(b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders’ equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

Section 6.03. Publicity.  Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the Term Sheet or the transactions contemplated by this Agreement.  Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

Section 6.04. Tax Contests.  Prior to the Closing Date: (1) the Company shall keep the Investor apprised of any material Tax audits, examinations, assessments, administrative or court proceedings, or other disputes with respect to any material Tax matter of the Company (“Tax Contests”) and (2) the Company shall provide the Investor with copies of all material written materials received from any taxing authority in respect of any material Tax Contests, shall consult with the Investor in good faith regarding the conduct of such Tax Contest, and shall consider in good faith suggestions made by the Investor and its Representatives regarding the conduct of such Tax Contests.

Section 6.05. Transaction Court Documents.

(a) (i) The Company shall provide to the Investor copies of all Transaction Court Documents and all motions, objections, pleadings, notices, proposed orders and other documents seeking the approval of any Transaction Court Document or which are primarily related to the Transaction Court Documents as soon as reasonably practicable prior to filing the same with the Bankruptcy Court and (ii) the Investor shall provide to the Company copies of all motions, objections, pleadings, notices, proposed orders and other documents that are to be filed by or on behalf of the Investor in the Case that are primarily related to the Transaction Court Documents as soon as reasonably practicable prior to filing the same with the Bankruptcy Court, provided that the obligations under this Section 6.05(a) shall not apply to Transaction Court Documents and motions that are the same as the drafts of such Transaction Court Documents and motions attached as exhibits hereto.  If, after delivering the same to the Investor, the Company modifies any draft Transaction Court Document in any respect (or, with respect to the Investment Order, if the Company makes any modifications from the versions attached hereto or filed contemporaneously herewith), including at the hearing scheduled to consider such Transaction Court Document (such hearing, the “Relevant Hearing”), the Company shall provide the modified version to the Investor as soon as reasonably practicable following such modification.

(b) With respect to drafts of Transaction Court Documents and motions seeking approval of the same and any modifications subsequently made to such drafts and delivered to the Investor pursuant hereto, the Investor shall raise with the Company in writing any objections that it might have to such drafts or modifications as soon as reasonably practicable following receipt of such drafts or modifications, but in no event later than one Business Day prior to the Relevant Hearing or the Company’s intended date of filing the motion, as applicable; provided that if the Investor has not been given a reasonable amount of time to review and comment on such drafts or modifications, the Investor may object on the grounds of failure to provide sufficient time; provided further that if the Investor raises such an objection or if, after the conclusion of the Relevant Hearing, the Bankruptcy Court makes any modifications to a Transaction Court Document that were not discussed or described at the Relevant Hearing, the Investor shall have three (3) Business Days after the approval or entry of such Transaction Court Document to raise any objections to such modifications.  So long as the Company complies with the requirements of this Section 6.05 regarding a given Transaction Court Document, unless the Investor timely raises an objection to such document as set forth herein (and such objection has not been resolved to the reasonable satisfaction of the Investor), such document shall be deemed to fulfill the condition precedent to the Investor’s obligation to make the Investment set forth in Section 7.01(b) hereof and the Investor shall be deemed to have waived in all respects any termination right with respect to such document.  Regardless of whether or not the Investor raises any objection to a given Transaction Court Document or any modifications thereto in advance of the Relevant Hearing, the Investor shall be deemed to have waived in all respects any closing condition or termination right with respect to such document unless a Representative of the Investor, with decision-making authority, appears at the Relevant Hearing to provide final approval of such Transaction Court Document and any modifications thereto made at or prior to such hearing.  Notwithstanding the foregoing, the Investor shall not be entitled to raise any objections to any draft Transaction Court Documents and motions that are the same as the draft Transaction Court Documents and motions attached hereto as exhibits.

Section 6.06. Director and Officer Liability and Indemnification.  The Investor hereby agrees to do the following:

(a) Upon and at all times after the Closing Date, the Articles of Organization shall contain provisions that require the Company, subject to appropriate procedures, to indemnify the Company’s former and present directors and executive officers (each, an “Indemnified Person”), in each case to the fullest extent permitted by applicable Law.

(b) Prior to the Closing Date, the Company shall or, if the Company is unable to, the Investor shall, obtain and fully pay the premium for the non-cancellable extension of the Company’s directors’ and officers’ liability insurance policies and the Company’s fiduciary liability insurance policies (collectively as in effect as of the date hereof, the “D&O Insurance Policies”), in each case for a claims reporting or discovery period of at least six years from and after the Closing Date with respect to any claim against the Company, and the current and former directors and officers of the Company, related to or arising from any act, error, omission, breach of duty or other wrongful act actually or allegedly committed at or prior to the Closing Date (collectively, the “Prior D&O Wrongful Acts”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the D&O Insurance Policies with terms, conditions, retentions and limits of liability (including coverage for Prior D&O Wrongful Acts) that are no less favorable than the coverage provided under the D&O Insurance Policies (the “Tail D&O Policies”); provided that the Company shall give the Investor a reasonable opportunity to participate in the selection of the Tail D&O Policies and the Company shall give reasonable and good faith consideration to any comments made by the Investor with respect thereto.  If the Company or the Investor for any reason fail to obtain such Tail D&O Policies prior to the Closing Date, the Investor shall continue to maintain in effect, for a period of at least six years from and after the Closing Date, the D&O Insurance Policies with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance Policies with terms, conditions, retentions and limits of liability (including coverage for Prior D&O Wrongful Acts) that are no less favorable than the coverage provided under the D&O Insurance Policies, or the Investor shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance Policies comparable D&O Insurance Policies for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the D&O Insurance Policies; provided that in no event shall the Investor be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the aggregate annual premiums that the Company paid in its last full fiscal year with respect to the D&O Insurance Policies, which amount is set forth in Schedule 6.06; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Investor shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing Date, for a cost not exceeding such amount.

(c) If the Investor or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Investor, as the case may be, shall assume the obligations set forth in this Section 6.06.

(d) The rights of each Indemnified Person under this Section 6.06 shall be in addition to any rights such Person may have under the Articles of Organization or By-laws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the transactions contemplated by this Agreement and the Transaction Documents, and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.07. Clinical Trial Executory Contracts. The Investor acknowledges and agrees that it shall support the assumption of clinical trial related Executory Contracts (to be specified in the Plan) in accordance with the Plan.

Section 6.08. Interim Financing. In the event the Company requires additional funding during the course of the Case, the Investor agrees to discuss in good faith the provision of interim financing by the Investor to the Company.

ARTICLE 7

Conditions

Section 7.01. Conditions to Both the Investor’s and the Company’s Obligations.  Both the obligation of the Investor to make the Investment pursuant to Section 2.01 hereof and the obligation of the Company to issue and sell the Purchased Shares pursuant to Section 2.01 hereof at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

(a) Definitive Documents.  The Transaction Documents shall have been executed by the parties thereto in the forms attached hereto (where applicable) or otherwise as agreed to by the Investor, the Company and the other parties thereto on or prior to the Effective Date, and approval by the Bankruptcy Court of the Transaction Documents shall have been obtained, as necessary.  After the execution of the Transaction Documents by the parties thereto, such Transaction Documents shall not be modified without  the Investor’s and the Company’s consent, and shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived.  All corporate and other proceedings to be taken by the Investor and the Company in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance satisfactory to the Investor and the Company, and the Investor and the Company shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

(b) Transaction Court Documents.  Subject to Section 6.05, the Bankruptcy Court shall have confirmed the Plan, approved the Disclosure Statement and entered all orders included in the Transaction Court Documents, each of which orders shall not have been subsequently modified without the Investor’s and the Company’s prior written consent, reversed or vacated, and each such Transaction Court Document shall be in effect and not be stayed.

(c) Effective Date.  The Effective Date shall have occurred.

(d) Compliance with Laws, No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; and (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect.

(e) Onalta/Europe Dispute. The Plan shall provide for the settlement of the Onalta/Europe Dispute in a manner satisfactory to the Company and the Investor.

Section 7.02. Conditions to the Investor’s Obligations.  The obligations of the Investor to make the Investment pursuant to Section 2.01 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants.  Subject to Section 9.10, the representations and warranties of the Company set forth in ARTICLE 3 herein (i) that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date), and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct in all material respects as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct in all material respects as of such date).  The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder, except with respect to the obligations of the Company set forth under Section 6.06 hereof, at or prior to the Closing, and the Company shall have delivered to the Investor at the Closing a certificate dated the Closing Date and signed by an officer of the Company to the effect that the conditions set forth in this Section 7.02(a) have been satisfied.

(b) Articles of Organization and By-Laws.  The Articles of Organization and By-Laws, as provided for in the Plan, shall contain the terms contemplated hereby, and the Articles of Organization shall have been filed with and accepted by the Secretary of State of the Commonwealth of Massachusetts.  As of the Closing Date, the Company shall have made available to the Investor a complete and correct copy of the certificates of incorporation and the by-laws or comparable governing instruments of the Company, in full force and effect as of the Closing Date.

(c) Litigation.  There shall be no (i) threatened or pending Postpetition suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Case or any Proceedings thereunder, and any matter that represents a prepetition claim that will be discharged by the Bankruptcy Court in the Case) that is reasonably likely to  result in a Material Adverse Effect, or (ii) Proceedings instituted by any Governmental Entity that remain pending and seek to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings that have a significant likelihood of being brought to a conclusion that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Consents Under Agreements.  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, except for (i) Material Contracts as to which consent or approval is unnecessary under Section 365 of the Bankruptcy Code or (ii) Material Contracts with a party that received actual, written notice in the Case and failed to object to the treatment of such contract thereunder prior to the Effective Date.

(e) [Reserved]

(f) Confirmation Order. Subject to Section 6.05, the Confirmation Order shall have been entered by the Bankruptcy Court, shall be unstayed and, once entered, shall not have been modified without the Investor’s prior written consent.

(g) Consents and Approvals.  The Company shall have received  all approvals, clearances, consents and authorizations set forth on Schedule 7.02(g) required to be obtained for the consummation of the Investment and the other transactions contemplated hereby, which approvals, clearances, consents and authorizations have not been stayed or vacated (the “Approvals”), which Approvals shall not contain any condition or restriction that, in the Investor’s reasonable judgment, materially impairs the reorganized Company’s ability to carry on its business as conducted on the date hereof or materially restricts any business activity of the Investor or the Company. All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).

(h) No Material Adverse Effect.  Since September 30, 2010, except as set forth in Schedule 7.02(h) no event, circumstance or matter shall have occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) Cash Collateral Order. (i) The Cash Collateral Order shall not have been amended, modified or waived in any material respect without the prior written consent of the Investor, (ii) the Company shall not have breached any term of the Cash Collateral Order in manner which would constitute a basis for the termination of the Cash Collateral Order; provided however, if any such breach is cured prior to the expiration of any applicable cure period provided for the Cash Collateral Order, such breach shall not be taken into account for the purpose of determining whether the conditions set forth in this Section 7.02(i) have been met and (iii) the Cash Collateral Order shall not have been reversed, vacated, or stayed in whole or in part.

(j) The Investment Motion shall have been approved by the Bankruptcy Court on or before January 14, 2011.

Section 7.03. Conditions to the Company’s Obligations.  The obligation of the Company to issue and sell the Purchased Shares pursuant to Section 2.01 hereof at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants.  The representations and warranties of the Investor set forth in ARTICLE 4 hereof, except with respect to the representations and warranties set forth in Section 4.05 (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects, on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies have not had, and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impede the Investor’s ability to consummate the Investment.  The representations and warranties of the Investor set forth in Section 4.05 shall have been true and correct in all material respects, on and as of the date hereof and as of the time of Closing.  The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by hereunder, except with respect to the obligations of the Investor set forth under Section 6.06 hereof, at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate dated the Closing Date and signed on behalf of an officer of the Investor to the effect that the conditions set forth in this Section 7.03(a) have been satisfied.

(b) Compliance with Laws; No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company.

(c) Consents and Approvals.  The Company shall have received the Approvals, which Approvals shall not contain any condition or restriction that, in the Investor’s reasonable judgment, materially impairs the reorganized Company’s ability to carry on its business or materially restricts any business activity of the Investor or the Company.  All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).

(d) Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court, shall be unstayed and, once entered, shall not have been modified without the Company’s prior written consent.

ARTICLE 8

Termination

Section 8.01. Termination of Agreement.  Subject to Section 6.05 and Section 8.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

(a) the Investor or the Company, if the Company enters into a written commitment, understanding or arrangement with respect to an Alternative Transaction during the Solicitation Period or thereafter;

(b) the Company, if (i) there shall have been a material breach by the Investor of Section 5.02, (ii) there shall have been a material breach by the Investor of any representation, warranty, covenant or agreement contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 7.01 or Section 7.03 hereof to the Company’s obligations and that has not been cured within ten (10) days following receipt by the Investor of written notice from the Company of such breach or if such breach is not capable of being cured or (iii) any condition set forth in Section 7.01 or Section 7.03 hereof to the Company’s obligations is not capable of being satisfied;

(c) the Investor or the Company, if the Closing shall not have occurred on or before March 31, 2011; provided that the right to terminate the agreement hereunder shall not be available to any party whose breach of this Agreement results in the failure of the Closing to occur prior to such time;

(d) the Investor, if (i) there shall have been a material breach by the Company of  Section 5.02 or Section 5.03, (ii) there shall have been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.01 or Section 7.02 to the Investor’s obligations and that has not been cured within ten (10) days following receipt by the Company of written notice from the Investor of such breach or if such breach is not capable of being cured, immediately upon such breach, or (iii) any condition set forth in Section 7.01 or Section 7.02 to the Investor’s obligations is not capable of being satisfied;

(e) (i)  the Investor or the Company, if the Bankruptcy Court denies the Investment Motion, or (ii) the Investor, if the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Case has been appealed modifies, in a manner adverse to the Investor, the Investment Order without the prior written consent of the Investor, or reverses, vacates or stays such order following its entry, or (iii) the Company, if the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Case has been appealed modifies, in a manner adverse to the Company, the Investment Order without the prior written consent of the Company, or reverses, vacates or stays such order following its entry.

(f) the Investor, if (i) the Case has been converted into a Chapter 7 case, (ii) the Case shall have been dismissed or (iii) a trustee or similar official shall have been appointed in connection with the Case;

(g) mutual agreement in writing by the Company and the Investor;

(h) the Investor, pursuant to Section 9.10;

(i) the Investor, if the Bankruptcy Court has not approved the Investment Motion by January 14, 2011;

(j) the Investor or the Company, if the condition set forth in Section 7.01(e) has not been satisfied;

(k) the Investor, if the condition set forth in Section 7.02(i) is not satisfied; or

(l) the Investor, if Harry Stylli (i) does not remain as President and Chief Restructuring Officer of the Company for the duration of the Case or (ii) has not agreed to remain as President and Chief Restructuring Officer for the period commencing on the Confirmation Date through September 30,  2011.

In order for the Investor to terminate this Agreement based on the form or substance of any document or order (including based on alleged non-conformity with any requirements in the Transaction Documents or based on non-satisfaction by the Investor therewith), the Investor must exercise such termination right prior to the earlier of (i) the fifth (5th) business day after the Company delivers to the Investor a proposed substantially final form thereof and (ii) the court hearing at which such document will be approved or such order entered; provided that if material changes are subsequently made to such document or order prior to court approval or entry by the Court thereof, the Investor shall be provided with such changes and shall have until the conclusion of the court hearing at which such document will be approved or such order entered to exercise its rights regarding any such changes.  In order for the Investor to terminate this Agreement on any other basis, it must do so on or before the fifth (5th) Business Day after the date on which the Investor becomes aware of its right to so terminate this Agreement.  If the Investor does not terminate the Agreement in accordance with the requirements of the preceding two sentences, the Investor shall be deemed to have waived the applicable condition(s) and termination rights for purposes of ARTICLE 7 and ARTICLE 8.

Section 8.02. Effect of Termination.

(a) If this Agreement is terminated in accordance with Section 8.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that the terms and provisions of this Section 8.02 and ARTICLE 9 hereof shall remain in full force and effect.  If this agreement is terminated under any circumstances described in Section 8.02(b) or Section 8.02(c), the Investor’s sole and exclusive remedy shall be as set forth therein.  Notwithstanding the foregoing or any other provision of this Agreement (including Section 8.02(b) and Section 8.02(c)), none of the Company, its Affiliates nor any of their respective Representatives shall have any liability under this Agreement or any other Transaction Document if this Agreement is terminated under any circumstances other than as described in Section 8.02(b) and Section 8.02(c).

(b) Notwithstanding the foregoing, in the event that a termination right described in Exhibit D occurs after the entry of the Investment Order, and the Agreement is actually terminated, and the “Termination Fee” column on such Exhibit indicates “Yes”, then the Company shall pay the Investor, by wire transfer of same day funds, a termination fee of $800,000 (the “Termination Fee”); provided that the Termination Fee shall not be payable if the Investor has breached in any material respect any obligation of the Investor under any Transaction Document and has not cured such breach within the time periods referred to in Section 8.01(b)(ii).  The Termination Fee payable pursuant to this Section 8.02(b) shall be paid immediately upon termination of this Agreement.

(c) Notwithstanding the foregoing, in the event that a termination right described in Exhibit D occurs after the entry of the Investment Order, and the Agreement is actually terminated, and the “Expense Reimbursement” Column indicates “Yes”, then the Company shall reimburse the Investor in full for all accrued and unpaid Expenses; provided that the Expenses shall not be payable if the Investor has breached in any material respect any material obligation of the Investor under any Transaction Document and has not cured such breach within the time periods referred to in Section 8.01(b)(ii). The Expenses reimbursement payable pursuant to this Section 8.02(c) shall be paid immediately upon termination of this Agreement.

(d) The Company acknowledges that the agreements contained in Section 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Investor would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.02(b) or Section 8.02(c), and, in order to obtain such payment, the Investor commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in Section 8.02(b) or Section 8.02(c), the Company shall pay to the Investor its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or reimbursement of Expenses, as applicable, at the rate of the prime rate as published in the Wall Street Journal on the date such payment is due.

(e) Subject to the last sentence of Section 8.02(a), the Company’s obligations pursuant to this Section 8.02, including the obligation to pay the Termination Fee, shall survive termination of this Agreement and shall constitute an allowed administrative expense of the Company.

ARTICLE 9

Miscellaneous

Section 9.01. Survival.  None of the representations and warranties contained in this Agreement shall survive the Closing Date. In the event the Closing occurs, the provisions of Section 6.06 shall survive the Closing Date.

Section 9.02.

(a) The parties hereto specifically acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement, that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.  Any requirements for the securing or posting of any bond with such remedy are waived.

(b) The Investor agrees that its damages arising out of the Company’s improper termination of this Agreement prior to the entry of the Investment Order for the purpose of entering into an Alternative Transaction shall not in any event exceed the sum of the Termination Fee and Expenses reimbursement.

Section 9.03. Notices.  All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, email, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made:  (a) upon delivery, if delivered personally or by courier service, or messenger, in each case with record of receipt; (b) upon transmission, if sent by facsimile, telecopy or email; or (c) two Business Days after being sent by certified or registered mail, postage pre-paid, return receipt requested, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Investor, to:

Savitr Capital LLC
One Market Plaza
Steuart Tower, Suite 1400
San Francisco, CA 94105
Attention:  Andrew Midler
Fax: (415) 371-1840
E-mail: amidler@SPCVI.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Attention:  Andrew Goldman
Fax: (212) 230-8888
E-mail: Andrew.Goldman@wilmerhale.com

(ii) If to the Company, to:

Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, MA 02142
Attention: Harry Stylli
E-mail: styllibz@gmail.com

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention:  Kenneth H. Eckstein, Esq.
Fax: (212) 715-8000
E-mail: keckstein@kramerlevin.com

Section 9.04. Entire Agreement; Amendment.

(a) This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement.  Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.  No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

(b) Notwithstanding anything to the contrary in this Agreement requiring any level of “efforts” or “cooperation” or otherwise by the Investor or the Company, neither the Investor nor the Company shall be obligated to agree to any amendment, modification, revision or waiver of this Agreement (or any portion or provision thereof).

Section 9.05. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

Section 9.06. Governing Law; Jurisdiction.  To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.  The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement between the Company and the Investor shall be the Bankruptcy Court, or if such court will not hear any such suit, any federal or state court located in New York County, New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction.  The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts.  Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 9.03 hereof.  The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness.  THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

Section 9.07. Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Investor may assign, without the consent of the other parties hereto, all or part of its interest in this Agreement and all or part its rights hereunder to any of its wholly-owned Subsidiaries; provided, that any such assignment by the Investor shall not relieve the Investor of any of its obligations hereunder.  In the case of an assignment to a Subsidiary of the Investor in compliance with the provisions of this Section 9.07, the term “Investor” shall include, following such assignment, any such Subsidiary to the extent of such assignment and shall mean the assigning Investor and such Affiliate taken collectively; provided that if such Subsidiary shall cease to be wholly-owned by the Investor, such assignment shall terminate and shall be null and void.

Section 9.08. Third-Party Beneficiaries.  Except as provided in this Section, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The provisions of Section 6.06 shall inure to the benefit of and be enforceable by the persons described therein.

Section 9.09. Binding Effect.  This Agreement shall not be binding upon the Company unless and until the Investment   Order shall have been entered.

Section 9.10. Company Disclosure Schedules.

(a) The Company may revise the Company Disclosure Schedules by delivering revised Company Disclosure Schedules to the Investor not later than ten (10) Business Days prior to the Closing Date.  If the revised Company Disclosure Schedules require the delivery of additional information to the Investor pursuant to the terms of this Agreement, such revised Company Disclosure Schedule shall be deemed to apply to the applicable representations and warranties made in this Agreement as of the date hereof; provided, that the Company provides such information to the Investor with the revised Company Disclosure Schedules.  Following receipt of such revised Company Disclosure Schedules, the Investor shall have a right to terminate this Agreement at any time prior to the date that is five (5) Business Days after its receipt of such revised Company Disclosure Schedules by delivering written notice of termination to the Company if the revised or additional disclosures set forth on such revised Company Disclosure Schedules would reasonably be expected to have a Material Adverse Effect.  This notice, if given, shall specify the information forming the basis for the decision to terminate.  The Company shall have five Business Days after receipt of such notice to review with the Investor the information forming the basis of the decision to terminate and to attempt to agree on corrective measures, if any.  If the parties cannot agree on corrective measures within such five day period, then this Agreement shall terminate.  If this Agreement is not terminated as permitted by this Section, the Investor shall be deemed to have accepted such revisions, and the Company Disclosure Schedules delivered on the date hereof shall be deemed for all purposes to be superseded by the revised Company Disclosure Schedules.

(b) The Company has set forth information in the Company Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of the Company Disclosure Schedules need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Investor.  The parties acknowledge and agree that (i) the Company Disclosure Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the Investor and (ii) the disclosure by the Company of any matter in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ Harry Stylli
Name: Harry Stylli
Title: President and Chief Restructuring Officer

SAVITR CAPITAL LLC

By:	/s/ Andrew Midler
Name: Andrew Midler
Title: Managing Member